Exhibit 99.1

Contact:
Michelle Chase
Director of Corporate Communications
Carrier Access
303-218-5562
mchase@carrieraccess.com

Carrier Access Reports Third Quarter 2004 Financial Results

BOULDER, Colo. — Oct. 19, 2004 — Carrier Access Corporation (NASDAQ: CACS), a leading provider of communications access technologies, today reported results for its third quarter ended Sept. 30, 2004.

Revenue for the third quarter of 2004 was $21.6 million compared to third quarter 2003 revenue of $15.9 million. Net loss for the third quarter of 2004 was $3.8 million, or $0.11 per share, compared with the net income of $702,000, or $0.03 per share, reported in the third quarter of 2003. Net loss for third quarter 2004 includes the settlement amount and legal expenses of $2.1 million associated with the settlement of litigation with SMTC Manufacturing Corporation of Colorado as well as $307,000 for amortization of intangible assets related to a previous acquisition, which total $0.07 per share.

“As we have previously stated, wireless consolidation and budget changes significantly impacted our third quarter results,” said Roger Koenig, president, CEO and chairman, Carrier Access. “Although our quarterly revenues were less than we anticipated, we maintain our belief that wireless data upgrades and VoIP access delivery are significant growth areas in the communications industry. As such, we believe that our focus and development within these areas, combined with our strong balance sheet and customer base, puts us in a good position to capitalize on the global migration from circuit to packet-based infrastructure in 2005.

“Throughout the third quarter we remained focused on developing our customer and product base, and delivered on expanding our converged IP access with shipment of the Adit 3000 Series for carrier-grade IP business services. The introduction of the Adit 3000 combined with the delivery of new capacities for our Adit 600 CMG for the conversion of telephone lines to VoIP have allowed us to increase our customer base in this market. During the third quarter we added 12 new customers who are deploying hosted VoIP services,” Koenig added.

Carrier Access will conduct a conference call and audio webcast to discuss its third quarter 2004 earnings today at 4:30 p.m. EDT. Domestic and international participants should dial 517-308-9005 at least fifteen minutes prior to the scheduled start time and reference Carrier Access.

The audio webcast will be available for replay until Oct. 19, 2005. To access the audio webcast or replay, please go to the Carrier Access Investor Relations page at http://ir.carrieraccess.com/phoenix.zhtml?c=101785&p=irol-EventDetails&EventId=9 51418.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

Our results of operations for the third quarter of fiscal 2004 and quarter over quarter revenue growth, as well as our belief in the growth of the wireless and VoIP markets, are not necessarily indicative of the results that may be expected for any future period. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important risk factors risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2003, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share amounts)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$86,096	$17,207
Marketable securities available for sale	33,885	19,335
Accounts receivable, net	15,148	18,333
Inventory, net	29,865	26,135
Prepaid expenses and other	3,992	4,708

Total current assets	168,986	85,718

Property and equipment, net	6,118	7,012
Goodwill	6,748	6,748
Intangibles, net	6,722	7,692
Other assets	217	372

Total assets	$188,791	$107,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,721	$12,862
Accrued compensation payable	2,437	2,905
Deferred rent	873	912
Accrued expenses and other current liabilities	1,418	1,469

Total liabilities	16,449	18,148

Stockholders’ equity:
Common stock	34	27
Additional paid-in capital	187,081	106,571
Deferred compensation	—	(12)
Accumulated deficit	(14,753)	(17,185)
Accumulated other comprehensive income	(20)	(7)

Total stockholders’ equity	172,342	89,394

Total liabilities and stockholders’ equity	$188,791	$107,542

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue, net	$21,561	$15,927	$80,952	$39,286
Cost of sales	13,024	9,169	45,530	22,010

Gross profit	8,537	6,758	35,422	17,276

Operating expenses:
Research and development	5,230	2,525	13,892	7,638
Sales and marketing	3,703	2,763	12,320	8,183
General and administrative	1,772	1,277	5,388	3,842
Bad debt recoveries	(165)	(423)	(446)	(2,981)
Settlement expenses	2,138	—	2,138	—
Intangible asset amortization	307	—	962	—

Total operating expenses	12,985	6,142	34,254	16,682

Income (loss) from operations	(4,448)	616	1,168	594

Interest and other income, net	621	86	1,331	258

Income (loss) before income taxes	(3,827)	702	2,499	852

Income tax expense (benefit)	—	—	67	(89)

Net income (loss)	$(3,827)	$702	$2,432	$941

Income (loss) per share, basic and diluted	$(0.11)	$0.03	$0.07	$0.04

Weighted average common shares:
Basic	34,054	24,807	32,430	24,787
Diluted	35,539	25,952	34,400	25,619

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$2,432	$941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,393	2,951
Recoveries of doubtful accounts, net	(811)	(2,981)
Recoveries of inventory obsolescence	(209)	(212)
Gain on sale of property	(143)	—
Stock-based compensation	5	70
Changes in operating assets and liabilities:
Accounts receivable	3,996	(1,085)
Income taxes receivable	—	6,906
Inventory	(3,521)	652
Prepaid expenses and other	871	(948)
Accounts payable and accrued expenses	(1,699)	(324)

Net cash provided by operating activities	4,314	5,970

Cash flows from investing activities:
Purchases of property and equipment	(1,794)	(555)
Proceeds from sale of property	408	—
Purchases of marketable securities	(38,961)	(14,208)
Sales and maturities of marketable securities available for sale	24,398	8,008

Net cash used by investing activities	(15,949)	(6,755)

Cash flows from financing activities:
Proceeds from stock offering	78,379	—
Proceeds from exercise of stock options	2,145	51

Net cash provided by financing activities	80,524	51

Net increase in cash and cash equivalents	68,889	(734)
Cash and cash equivalents at beginning of period	17,207	14,900

Cash and cash equivalents at end of period	$86,096	$14,166

Supplemental cash flow disclosures:
Income tax refunds	$—	$6,995